EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“AGREEMENT”) is made and entered into as of the 3rd day of April, 2006, by and between:

(1)	Total Well Solutions, LLC, a Wyoming limited liability company (the “LICENSOR”);

(2)	USA Petrovalve, Inc., a Texas corporation (the “LICENSEE”); and

(3)	Flotek Industries, Inc. a Delaware corporation and an AFFILIATE of the LICENSEE (“FLOTEK”).

RECITALS

1.0	The LICENSOR owns the right and title to the INVENTION.

2.0
The PARTIES have entered into that certain Asset Purchase Agreement, dated the date hereof, 2006 pursuant to which, among other things, the LICENSEE has acquired certain assets of the LICENSOR in exchange for consideration from the LICENSEE, which consideration includes the obligations of the LICENSEE set forth in this AGREEMENT;

3.0	The LICENSEE desires to obtain an exclusive license in the INVENTION.

4.0	The LICENSOR is willing to grant such a license on terms and conditions recited below.

In consideration of the above-stated premises and the mutual promises and covenants contained in this AGREEMENT, the PARTIES agree as follows:

AGREEMENT

1.0	DEFINITIONS

Each of the following terms shall, whenever found in this AGREEMENT, be used and understood in accordance with the corresponding definitions below:

1.1
“LICENSED PATENT” shall mean and include the United States Letters Patent No. 6,761,215 by James E. Morrison and Guy Morrison III, entitled “Downhole Separator and Method” (listed in SCHEDULE A) and all reissues or reexaminations thereof.

1.2
“RELATED PATENTS” shall mean and include all United States or foreign patent applications and patents that claim priority from the LICENSED PATENT, including at least those listed in SCHEDULE A, and all divisions, continuations, continuations-in-part, extensions, renewals, patents-of-addition, reissues, reexaminations, supplementary protection certificates, or equivalents thereof.

1.3	“INVENTION” shall mean the downhole separator and method, embodied in at least the LICENSED PATENT and the RELATED PATENTS.

1.4	“CONTROL” and its derivatives mean the ownership or control, either directly or indirectly, of greater than fifty percent (50%) of the voting rights of an entity.

1.5	“AFFILIATE” means an entity that, directly or indirectly, through one of more intermediaries, CONTROLS or is CONTROLLED by, or is under common CONTROL with, another entity.

1.6	“PARTIES” collectively or “PARTY” individually means the LICENSOR, the LICENSEE, and FLOTEK.

1.7	“TERRITORY” means worldwide.

1.8
“LICENSED PRODUCTS” means downhole separators that fall within or are described by any claim or claims of the LICENSED PATENT and/or any of the RELATED PATENTS that have not been held invalid or unenforceable and have not expired or lapsed.

1.9
“QUARTERLY GROSS REVENUE” means revenue as determined under generally accepted accounting principles, consistently applied (“GAAP”). QUARTERLY GROSS REVENUE shall expressly exclude, by way of example and not by way of limitation, (i) sales tax or other taxes collected, and (ii) amounts received as reimbursement of costs, such as freight costs.

1.10	“MARKET REPORT” shall mean a report that sets forth the computation of the ROYALTY.

2.0	GRANT OF LICENSE

2.1
The LICENSOR hereby grants unto the LICENSEE an exclusive, transferable, and sublicensable license throughout the TERRITORY in and to the INVENTION, the LICENSED PATENT, and the RELATED PATENTS, such license including, but not limited to, the exclusive license to:

2.1.1	Manufacture, use, import, offer to sell, sell, repair, and service the LICENSED PRODUCTS;

2.1.2	Enforce the LICENSED PATENT and the RELATED PATENTS as set forth under the provisions of this AGREEMENT; and

2.1.3	Assign and/or sublicense the LICENSEE’s rights under this AGREEMENT.

2.2	The LICENSOR does not grant or imply to grant any other, further, or different license.

2.3
Except as expressly provided in this AGREEMENT, the LICENSOR does not grant or imply to grant any transfer of right or title in and to the INVENTION, the LICENSED PATENT, or any of the RELATED PATENTS to the LICENSEE.

2.4
The LICENSOR covenants that it, its heirs, legal representatives, assigns, administrators, and executors will, at the expense of the LICENSOR, its successors, and assigns, execute all papers and perform such other acts as may be reasonably necessary to give the LICENSEE, its successors, and assigns the full benefit of this AGREEMENT.

2.5
The LICENSOR retains no right to engage directly or indirectly in the TERRITORY in the manufacture, importation, distribution, promotion, or sale (either on its own account or for or on behalf of any other party) of any invention described and/or claimed in the LICENSED PATENT or RELATED PATENTS, nor engage in activities that would prejudice the performance of its obligations under this AGREEMENT.

3.0	SALES AND PROMOTION

3.1
The LICENSEE intends to use its best efforts regarding the manner in which it conducts its business with respect to the LICENSED PRODUCTS but shall not be held to any standard of conduct with respect to such business.

4.0	MARKET REPORT/AUDIT

4.1
The LICENSEE will on a quarterly basis provide to the LICENSOR a written MARKET REPORT for the preceding quarter. The LICENSOR shall keep such reports, and any information provided to it by the LICENSEE in connection with this AGREEMENT, confidential.

4.2
Upon reasonable notice and during regular business hours, the LICENSOR shall be permitted on an annual basis to have its independent auditors inspect and audit the books and records of the LICENSEE which relates to the determination of the ROYALTY. Such audit shall be at the expense of the LICENSOR, unless it is determined and agreed by the PARTIES that the ROYALTY has been underpaid by 10% or more, in which case the audit shall be at the expense of the LICENSEE.

5.0	ROYALTY

5.1
During the term of this AGREEMENT and in consideration for the exclusive rights granted in this AGREEMENT, the LICENSEE and its AFFILIATE, FLOTEK, agree to pay to LICENSOR a royalty of 7.5% of the LICENSEE’s QUARTERLY GROSS REVENUE directly attributable to the LICENSED PRODUCTS that are sold by the LICENSEE in the TERRITORY (the “ROYALTY”), provided, however, that the Royalty shall not apply to QUARTERLY GROSS REVENUE attributable to any jurisdiction in which the LICENSED PRODUCTS are subject to competition from products whose cost, without the LICENSEE ROYALTY, is substantially the same to the LICENSED PRODUCTS.

5.2
As long as the LICENSED PATENT has not been found invalid or unenforceable, and has not expired or lapsed, the LICENSEE will pay the LICENSOR, with respect to each calendar year (ending December 31st), a guaranteed minimum amount of ROYALTY pursuant to Section 5.1 equal to $400,000. The guaranteed minimum amount of ROYALTY shall only be paid should the ROYALTY payments described in Section 5.1 for the preceding calendar year amount to less than $400,000.00, in which case LICENSEE shall pay LICENSOR within 45 days of the end of such period the amount required to cause the ROYALTY paid with respect to that complete 12 month period to equal such minimum amount. The minimum royalty for 2006 shall be pro rated to $300,000.

5.3
The ROYALTY shall be offset by the costs of prosecution and maintenance of the LICENSED PATENT and the RELATED PATENTS as discussed below in Section 10.0 or the costs and expenses of any claim, suit, demand, action, or litigation as discussed below in Section 11.0.

5.4
The ROYALTY due under this AGREEMENT shall be subject to offset for any losses, damages, liabilities, costs, expenses, attorneys’ fees or court costs suffered by the LICENSEE or its affiliates (“DAMAGES”) as a result of any breach by LICENSOR of the terms of the Asset Purchase Agreement by and among the LICENSOR, Total Energy Technologies, LLC, and the LICENSEE (the “APA”), including, but not limited to, any breach of the representations and warranties provided by the LICENSOR in the APA, provided that such breach is identified in a written notice provided by LICENSEE to LICENSOR, and remains uncured within one year of the date hereof (a “BREACH”). Upon the initiation of, and until the conclusion of, any claim, suit, demand, action, or litigation against the LICENSOR by the LICENSEE for an alleged BREACH (a “CLAIM”), all ROYALTY payments, including any minimum amount of ROYALTY, shall be paid into an escrow account (the “ESCROW ACCOUNT”) held by an independent third party pursuant to terms established by the LICENSOR with the independent third party in the reasonable discretion of the LICENSOR. The terms of such ESCROW ACCOUNT shall provide, among other things, that any amount held in the ESCROW ACCOUNT shall be released to the LICENSOR or returned to the LICENSEE upon the final, non-appealable conclusion of the CLAIM (a “DETERMINATION”) to the extent required for the LICENSEE to fully recover the DAMAGES. If the amount paid to the LICENSEE from the ESCROW ACCOUNT upon a DETERMINATION is not sufficient to fully offset and recover the DAMAGES, the LICENSEE shall be permitted to offset and reduce future ROYALTY payments until it has hereby recovered all DAMAGES. Once all DAMAGES have been recovered, the LICENSEE shall continue the ROYALTY payments under the terms above. The terms of this section set forth a non-exclusive remedy.

6.0	TERMS OF PAYMENT

6.1
The ROYALTY shall be payable as follows: (i) within thirty days after the end of each calendar quarter ending on March 31, June 30 and September 30, LICENSEE shall pay the LICENSOR $100,000, and (ii) on or before February 15th, LICENSEE shall pay LICENSOR the amount of Royalty which remains unpaid with respect to the calendar year ending on the previous December 31st.

6.2
All determinations by the LICENSEE with respect to the calculation of the ROYALTY shall be deemed to be correct unless objection is made within thirty days and the LICENSOR is able to establish an error by a preponderance of the evidence.

Unless otherwise specified by the LICENSEE, all payments due by the LICENSEE to the LICENSOR hereunder shall be paid in US dollars by international wire transfer to the account specified in writing from time to time by the LICENSOR.

7.0	CONFIDENTIALITY

7.1
Any information acquired by any of the PARTIES in the course of this AGREEMENT regarding the affairs and business of the PARTIES and their affiliates shall, during the TERM of the AGREEMENT and for (10) years thereafter, be treated as confidential and shall not be disclosed without the prior consent of the PARTIES, except for information that:

7.1.1
at the time of the disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by the receiving PARTY), unless the information consists of a compilation of information that, despite the individual components of information being generally available to and known by the public, is not itself generally available to and known by the public;

7.1.2	was available to a receiving PARTY hereto on a non-confidential basis prior to disclosure by the disclosing PARTY; or

7.1.3
becomes available to a receiving PARTY hereto on a non-confidential basis from a person who is not otherwise bound by a confidentiality agreement with the disclosing PARTY, or is not otherwise prohibited from transmitting the information to the receiving PARTY.

7.2	If a PARTY is required by law to disclose all or any part of such information, such PARTY agrees to:

7.2.1	immediately notify the other PARTIES of the existence, terms, and circumstances surrounding such a request;

7.2.2	consult with the other PARTIES on the advisability of taking legally available steps to resist or narrow such request; and

7.2.3
exercise its commercially reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed.

7.3
Information to be treated as confidential under this AGREEMENT shall include, but not be limited to, MARKET REPORTS, information regarding the INVENTION, the PARTIES' customer lists, unpublished designs, marketing and business plans, telemarketing and other unique sales techniques, and sources of supply.

7.4	This duty of confidentiality pertains to both PARTIES' directors, officers, employees, agents, and representatives, if any.

8.0	LIABILITY AND DUTIES

8.1
The LICENSOR and the LICENSEE each acknowledges and represents to the other that neither shall incur any liability on behalf of the other, purport to pledge the credit of the other, or accept any order or obligation to be binding upon the other.

8.2	None of the PARTIES or their management or members shall owe a fiduciary duty to each other under this AGREEMENT.

9.0	WARRANTY OF OWNERSHIP

9.1	LICENSOR represents and warrants that it is the owner of the entire right, title, and interest in and to the INVENTION, the LICENSED PATENT, and any RELATED PATENTS.

10.0	PATENT PROSECUTION AND MAINTENANCE

10.1
The LICENSEE, at the LICENSOR’s expense, shall have the responsibility for and control over the prosecution and maintenance of the LICENSED PATENT and any RELATED PATENTS. The LICENSEE shall take no action with respect to the LICENSED PATENT or any of the RELATED PATENTS where the purpose or effect of that action is to limit or diminish the LICENSEE’s obligation to pay the ROYALTY set forth in Section 5.0 of this AGREEMENT. The LICENSOR, at the expense of the LICENSOR, shall cooperate in any way necessary to enable the LICENSEE to conduct such prosecution and maintenance. The amount of the ROYALTY due under Section 5.1 shall be offset by the costs of such prosecution and maintenance.

11.0	INFRINGEMENT BY LICENSEE/INDEMNIFICATION

11.1
In the event of any claim, suit, demand, action, or litigation against the LICENSEE, on account of any claim of infringement arising out of the manufacture, use, importation, offer for sale, or sale of the LICENSED PRODUCTS (a “LICENSEE INFRINGEMENT CLAIM”), the LICENSOR agrees to furnish to the LICENSEE, on request and at the expense of the LICENSOR, all evidence and information in possession relating to the defense of such litigation. Any such expenses incurred by the LICENSEE, but owed by the LICENSOR, shall be deducted from the amount of the next paid ROYALTY payment.

11.2
The LICENSOR shall indemnify and hold the LICENSEE, its AFFILIATES, and their respective officers and directors harmless from all LICENSEE INFRINGEMENT CLAIMS s, including reasonable legal fees and court costs, that the LICENSEE may incur or suffer. Upon the initiation of, and until the finalization of, any LICENSEE INFRINGMENT CLAIM, all ROYALTY payments, minus all losses, damages, and costs, including reasonable legal fees and court costs, that the LICENSEE may incur or suffer in connection with same, shall be paid into escrow. Should an injunction, damages, or other relief not be awarded to the third party plaintiff, any amount remaining in escrow shall be released to the LICENSOR upon the final, non-appealable conclusion of the claim, suit, demand, action, or litigation against the LICENSEE. Should an injunction, damages, or other relief be awarded to the third party plaintiff, any amount remaining in escrow shall be released to the LICENSEE to the extent required to receive the indemnification to which it is entitled pursuant to this Section and thereafter shall be paid to the LICENSOR.

12.0	INFRINGEMENT BY THIRD PARTY

12.1
In the event that the LICENSED PATENT or any of the RELATED PATENTS shall be considered by the LICENSEE to be infringed by others, the LICENSEE, at its own expense, shall have the right, but not the obligation, to institute any action or proceeding that the LICENSEE may deem necessary or advisable, including, without limitation, the filing of a lawsuit seeking damages and/or an injunction against such infringement, as well as to prosecute, settle, compromise, or otherwise dispose of the same. The LICENSOR waives any right, if any such right exists, to prevent or enjoin the LICENSEE from filing or pursuing an action for infringement by reason of the LICENSOR not being a party to the action. The LICENSOR cannot join any action brought by the LICENSEE per this AGREEMENT unless the LICENSEE requests such joinder or a court orders that the LICENSOR be a party, in which instance the LICENSOR shall join such action by filing the appropriate pleadings or papers with the Court having jurisdiction. In situations where the LICENSOR is or becomes a party to any proceeding or action, the LICENSOR shall be entitled to non-controlling participation through counsel of its selection, in which the LICENSEE shall be responsible for paying the necessary and reasonable attorney fees and expenses of the LICENSOR.

12.2
The LICENSEE shall notify the LICENSOR of its intention not to institute any such action or proceeding relating to the infringement by a third party, including correspondence or discussions regarding the infringement without the filing of a lawsuit, within ninety days of knowing of any potential infringement by a third party. Upon such notice, the LICENSOR, at its own expense, shall have the right, but not the obligation, to institute any action or proceeding that the LICENSOR may deem necessary or advisable, including, without limitation, the filing of a lawsuit seeking damages and/or an injunction against such infringement, as well as to prosecute, settle, compromise, or otherwise dispose of the same. The LICENSEE waives any right, if any such right exists, to prevent or enjoin the LICENSOR from filing or pursuing an action for infringement by reason of the LICENSEE not being a party to the action. The LICENSEE cannot join any action brought by the LICENSOR per this AGREEMENT unless the LICENSOR requests such joinder or a court orders that the LICENSEE be a party, in which instance the LICENSEE shall join such action by filing the appropriate pleadings or papers with the Court having jurisdiction. In situations where the LICENSEE is or becomes a party to any proceeding or action, the LICENSEE shall be entitled to non-controlling participation through counsel of its selection, in which the LICENSOR shall be responsible for paying the necessary and reasonable attorney fees and expenses of the LICENSEE.

12.3
The PARTY bringing any action or proceeding described in Sections 12.1-12.2 shall retain the moneys collected through such action or proceeding. The non-controlling PARTY is not entitled to any award and/or collection of damages from such action.

12.4	Sections 12.1-12.3 include actions involving the filing of a declaratory judgment action or the filing of any counter-claim for infringement and damages.

12.5
Should the LICENSOR become a party to an action brought by the LICENSEE pursuant to this AGREEMENT, the LICENSOR waives and agrees not to assert in the action or proceedings, any claim that: (1) the LICENSOR is not subject to the jurisdiction of the court or of any other court to which the proceedings in the court may be appealed; (2) the suit, action, or proceeding is brought in an inconvenient forum; or (3) the venue of the suit, action, or proceeding is improper.

12.6	The LICENSOR and LICENSEE shall each promptly inform the other of any suspected infringement of the LICENSED PATENT or the RELATED PATENTS by a third party.

12.7
Should a lawsuit, reexamination, reissue or other proceeding be commenced in which the validity or enforceability of any of the LICENSED PATENT or any of the RELATED PATENTS is contested or challenged (the “CHALLENGED PATENT”) or in which certain of the claims of the CHALLENGED PATENT are challenged or asserted as being invalid (the “CHALLENGED CLAIMS”), then in the event that a court or other tribunal of competent jurisdiction holds in a final, non-appealable judgment that the CHALLENGED PATENT is unenforceable, and not withstanding anything to the contrary in this AGREEMENT, the LICENSEE shall have no obligation to make any further ROYALTY payments to the LICENSOR for the sales of what were formerly LICENSED PRODUCTS in the country of the CHALLENGED PATENT but shall still retain the rights under this AGREEMENT as to what were the formerly the LICENSED PRODUCTS in that country.

13.0	TERM

13.1
The TERM of this AGREEMENT shall, unless terminated earlier in accordance with Section 14 below, remain in effect as long as at least one of the LICENSED PATENT or any RELATED PATENTS has (1) not been found by the relevant country’s patent office or court of law to be invalid or unenforceable; or (2) has not expired or lapsed.

14.0	TERMINATION

14.1	The LICENSOR or the LICENSEE may terminate this AGREEMENT at any time by giving the other notice to that effect, stating the precise reasons therefore, in any of the following events:

14.1.1
any material breach by the other for which effective remedial action has not been undertaken within sixty days after written notice is given specifying the breach and requiring remedy of the same, the written notice being effective after the remedial period or any subsequent date specified in the notice; or

14.1.2
if the other shall be unable to pay its debts in the ordinary course of business, shall enter into liquidation (otherwise than for reason of corporate amalgamation or reconstruction), shall become bankrupt or insolvent, or shall be placed in the control of a receiver or trustee, whether compulsorily or voluntarily, the notice being effective on the date when notice is given or any subsequent date specified in the notice.

15.0	CONSEQUENCES OF TERMINATION

15.1	Upon termination of this AGREEMENT:

15.1.1
the LICENSEE shall promptly pay to the LICENSOR all amounts due by way of ROYALTY, or otherwise to the date of termination (which shall be deemed to be the end of the calendar quarter in which it falls);

15.1.2	the LICENSEE shall make no further use or sale of the LICENSED PRODUCTS (subject to Section 15.1.3);

15.1.3
the LICENSOR will, except where termination is based on material breach of this AGREEMENT by the LICENSEE by reason of the LICENSEE’s gross misconduct, permit the LICENSEE to dispose of any stock then in hand within up to six months following the date of termination. The LICENSOR shall be entitled to ROYALTY payments on this stock in hand.

16.0	REPRESENTATIONS AND WARRANTIES

16.1
The LICENSOR hereby represents and warrants to the LICENSEE that neither the LICENSED PATENT nor any of the RELATED PATENTS has been held invalid or unenforceable, that to the knowledge of the LICENSOR, the LICENSED PATENT and the RELATED PATENTS are valid and enforceable, and neither the LICENSED PATENT nor any of the RELATED PATENTS is the subject of, or involved in, any suit, action or reexamination or reissue proceeding.

16.2
The LICENSOR hereby represents and warrants to the LICENSEE that the LICENSOR owns and holds all right, title, claim, and interest in and to the LICENSED PATENT and the RELATED PATENTS, subject to no restrictions or encumbrances of any kind.

16.3
The LICENSOR further represents and warrants that there are no current licenses or commitments or agreements to license any rights in and to LICENSED PATENT or any of the RELATED PATENTS other than the rights granted in this AGREEMENT.

16.4
The LICENSOR and the LICENSEE hereby represent and warrant that they have full and complete power and authority to enter into and carry out their obligations under this AGREEMENT and under any documents, which may be executed in connection herewith.

16.5
The LICENSOR represents and warrants that they have provided all information concerning notices or allegations made by the LICENSOR concerning the LICENSED PATENT and the RELATED PATENTS, any litigation involving the LICENSED PATENT or any of the RELATED PATENTS, and other license agreements or proposals concerning the LICENSED PATENT or any of the RELATED PATENTS.

16.6
The LICENSOR agrees to indemnify and hold the LICENSEE harmless from any liabilities, costs and expenses (including reasonable attorneys' fees and expenses), obligations, and causes of action arising out of or related to any breach of the representations and warranties made by the LICENSOR herein.

16.7
The LICENSOR represents and warrants that all maintenance or equivalent fees have been paid on the LICENSED PATENT and the RELATED PATENTS and that neither the LICENSED PATENT nor any of the RELATED PATENTS has expired for failure to pay any fees.

16.8	The LICENSOR hereby further represent and warrant that:

16.8.1	The LICENSOR shall not make any license, assignment, commitment or other agreement which is inconsistent with the terms of this AGREEMENT

16.8.2
The LICENSOR owns and holds the exclusive right, title, and interest in and to the LICENSED PATENT and the RELATED PATENTS, and that such rights and the LICENSED PATENT and the RELATED PATENTS are subject to no liens, restrictions, or encumbrances of any kind, and that no other person or entity has any right, title, interest, or claim in or to the LICENSED PATENT or any of the RELATED PATENTS as a result of any action taken by the LICENSOR.

17.0  IMPROVEMENTS

If the LICENSEE, AFFILIATES of the LICENSEE, or any of the officers, agents, or employees of the LICENSEE or its AFFILIATES devise or acquire any improvement in the INVENTION, the LICENSEE or its AFFILIATE shall own all patent rights and any other intellectual property related to such improvement, not subject to any of the terms under this AGREEMENT, as long as said improvements are not covered by the LICENSED PATENT or RELATED PATENTS.

18.0	EXPENSES

18.1	The expenses incurred by the PARTIES in performance of this AGREEMENT, including all travel and out-of-pocket expenses, shall be solely for their own account.

19.0	TRANSFERABILITY

19.1
The LICENSOR may not assign or transfer all or any portion of its rights under this AGREEMENT or of its title in the LICENSED PATENT or any of the RELATED PATENTS without providing at least thirty days written notice of such to and receiving written approval of such from the LICENSEE.

19.2	The LICENSEE agrees not to unreasonably withhold approval of such assignment or transfer under Section 19.1.

19.3
The LICENSEE may transfer, assign, and/or sublicense all or any portion of its rights under this AGREEMENT, provided that the LICENSEE shall guarantee the performance by its assignee of the obligations of the LICENSEE pursuant to this agreement which accrue subsequent to such assignment and provided further that the LICENSEE must provide at least 30 days advance written notice of the assignment to the LICENSOR.

20.0	SUCCESSORS

20.1	Upon execution, this AGREEMENT shall be binding upon each of the PARTIES and inure to the benefit of the PARTIES and their successors and assigns.

21.0	SEVERABILITY

21.1
Should any part or provision of this AGREEMENT be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

22.0	WAIVER

22.1
A waiver of any breach of any provision of this AGREEMENT to be enforceable must be in writing and shall not be construed as a continuing waiver of other breaches of the same or other provisions of this AGREEMENT.

23.0	INTEGRATION

23.1
This AGREEMENT embodies the entire understanding between the PARTIES with respect to the grant of license under the LICENSED PATENT and the RELATED PATENTS, there are no prior representations, warranties, or agreements between the PARTIES relating hereto, and this AGREEMENT is executed and delivered upon the basis of this understanding.

24.0	GOVERNING LAW, JURISDICTION, AND PLACE OF SUIT

24.1
This AGREEMENT shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

24.2	The PARTIES consent to the jurisdiction of the State of Texas, U.S.A. for all purposes in connection with this AGREEMENT.

24.3
Any process, notice, motion, or other application to a Court or to a Justice of the State of Texas, U.S.A. may be served within or without the territorial jurisdiction of the State of Texas, U.S.A., by registered or certified mail, return receipt requested, or by personal service, or in such other manner as is permissible under the Rules of a Court in the State of Texas, U.S.A., provided a reasonable time for appearance, not less than twenty business days, is allowed.

24.4
The PARTIES agree that the proper jurisdiction and venue for resolution of any dispute arising from the terms of or performance under this AGREEMENT (hereinafter “LICENSE DISPUTE”) shall be Harris County Texas. In the event of a LICENSE DISPUTE, the Parties agree to submit the dispute to non-binding mediation and then, if necessary, binding arbitration conducted by the American Arbitration Association.

25.0	MULTIPLE COUNTERPARTS

25.1	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

26.0	MODIFICATION

26.1	This AGREEMENT may not be modified otherwise than by written instrument signed by all PARTIES.

27.0	HEADINGS

27.1	The headings of this AGREEMENT shall serve only reference purposes and for convenience and are not binding or intended to limit or expand the breadth of the provisions of this AGREEMENT.

28.0	NOTICES

28.1	All notices and communications required or permitted to be sent by the PARTIES to each other shall be deemed sufficient if transmitted in writing by registered mail addressed as follows:

If to LICENSOR:	Gary A. Weiss 4270 W. Greens Pl Wilson, WY 83014

If to LICENSEE:	7030 Empire Central Drive Houston, Texas 77040

IN WITNESS WHEREOF, the PARTIES hereto have executed this AGREEMENT as of the date set forth above.

TOTAL WELL SOLUTIONS, LLC

By:	/s/ Gary A. Weiss
Gary A. Weiss, Managing Member

USA PETROVALVE, INC.

By:	/s/ Jerry D. Dumas Sr.
Jerry D. Dumas, Sr., Chairman and Chief Executive Officer

FLOTEK INDUSTRIES, INC.

By:	/s/ Jerry D. Dumas Sr.
Jerry D. Dumas, Sr., Chairman and Chief Executive Officer

SCHEDULE A

List of Patents and Patent Applications Being Licensed

1.	U.S. Patent No. 6,761,215;
2.	Eurasian Patent Application No. 200500439/26;
3.	Australian Patent Application No. 2003278716;
4.	Canadian Patent Application No. 2497929; and
5.	Chinese Patent Application No. 03824239.7